Exhibit 10.03

July 31, 2019

Martin Cole

Dear Martin:
On behalf of Cloudera, Inc. (the “Company”), this letter agreement (the “Agreement”) sets forth the terms and conditions of your appointment as Interim Chief Executive Officer of the Company.

1.
Position. Effective as of August 1, 2019 or such earlier time as the Company’s current Chief Executive Officer may terminate service in such capacity (the “Start Date”), you will be appointed as the Company’s Interim Chief Executive Officer (“Interim CEO”) reporting to the Company’s Board of Directors (the “Board”). You will have all of the duties, responsibilities and authority commensurate with the position of Chief Executive Officer, including those set forth in the Company’s Bylaws with respect to the Company’s Chief Executive Officer.

You will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board, other than continuing service on the other corporate boards of directors on which you currently serve on the date hereof, and continuing service as an advisor to another for‑profit company for which you serve on the date hereof. Notwithstanding the foregoing, you may manage personal investments, participate in civic, charitable, professional and academic activities (including serving on boards and committees), and, subject to prior approval by the Board, serve on the board of directors (and any committees) and/or as an advisor of other for‑profit companies, provided that such activities do not at the time the activity or activities commence or thereafter create an actual or potential business or fiduciary conflict of interest.
During the Interim CEO Service Period (as defined below), you will continue as a member of the Board and we anticipate you will continue as a member of the Board following the Interim CEO Service Period (you were nominated by the Board for re‑election to the Board as Class II Director at the Company’s 2019 Annual Meeting) subject to your election by stockholders at such Annual Meeting.

2.
Term. Subject to the terms of this Agreement, this Agreement will remain in effect for a period commencing on the Transition Start Date (as defined below) and ending on the appointment and commencement of service of a permanent Chief Executive Officer, or until such later end of a transition period that may be requested in writing by such permanent Chief Executive Officer (not to exceed sixty days following the commencement of service of such permanent Chief Executive

Officer), unless earlier terminated by you or by a vote of the majority of independent directors of the Board (the “Interim CEO Service Period”).

3.	Cash Compensation.

a.
Monthly Stipend. Commencing July 1, 2019 (inclusive of your transition period to begin the role of Interim CEO) (the “Transition Start Date”) and during the Interim CEO Service Period you will receive a monthly stipend of forty thousand dollars ($40,000) per month or partial month (the “Stipend”) in accordance with the Company’s normal payroll practices. Your Stipend will be reduced by the allocable portion of any cash director fees payable to you as a non‑employee director during the Interim CEO Service Period.

b.
Expenses and Reimbursement under Cloudera Policies. The Company shall pay or reimburse you for all reasonable business expenses, other than any air travel/hotel/rental apartment or other commute‑related expenses for travel from your home in Florida to Palo Alto, California, incurred by you during the Interim CEO Service Period that are submitted in accordance with the Company’s expense reimbursement policies and procedures.

4.
Benefits & Vacation. You will be entitled to participate in all employee retirement, welfare, insurance, benefit and vacation programs of the Company as are in effect from time to time and in which other senior executives of the Company are eligible to participate, on the same terms as such other senior executives. Notwithstanding the foregoing, you will not participate in the Company’s Severance and Change in Control Plan.

5.	Equity Awards. Subject to this Section 5, you will be granted a Time‑Based RSU as follows:

a.
Time‑Based RSU. As soon as reasonably practicable but not later than the Start Date (the “Grant Date”), the Company will grant you a restricted stock unit to acquire such number of 577,035 shares of the Company’s common stock (the “Time‑Based RSU”) under the Company’s 2017 Equity Incentive Plan (the “Equity Plan”). The Time‑Based RSU will vest quarterly (each a “Quarterly Vesting Period”) on the last day of each of the full three (3) month periods following your Transition Start Date (the “Quarterly Vesting Date”) at the rate of 37.50% for the first Quarterly Vesting Period, 31.50% for the second Quarterly Vesting Period and 15.50% for each of the third and fourth Quarterly Vesting Periods. Notwithstanding the foregoing (i) vesting will be subject to your continued service as Interim Chief Executive Officer of the Company on each of the respective Quarterly Vesting Dates, and in the case of the Quarterly Vesting Period in which your service terminates, for at least one day during such Quarterly Vesting Period (in which event you will be credited for service of such full Quarterly Vesting Period), and will be subject to the terms and conditions of the written agreement governing the grant, the Equity Plan and this Agreement, provided that you shall vest with respect to the full amount of the first Quarterly Vesting Period, irrespective of the length of your service as Interim CEO, and (ii) at such time as the Interim CEO Service Period terminates for any reason, all further vesting shall cease at the end of the Quarterly

Vesting Period in which you terminate, and any unvested Time‑Based RSUs will be cancelled; provided that if termination is for Cause, vesting shall terminate immediately.

b.
Treatment of Time‑Based RSU upon Change in Control. Effective as of immediately prior to a Change in Control (as defined below) occurring during the Interim CEO Service Period, the vesting of any unvested Time‑Based RSU will accelerate in full provided that you (i) will execute a general release (in a form prescribed by the Company and provided to other executives similarly situated) (“General Release”) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) have agreed not to prosecute any legal action or other proceeding based upon any of such claims.

6.	Definitions. As used in this Agreement, the following terms have the following meanings:

a.
Cause. “Cause” means any or all of the following: (i) your deliberate and repeated failure to perform your duties and/or responsibilities, as assigned or delegated by the Company (ii) your conviction of a felony or crime of moral turpitude, including but not limited to embezzlement or fraud (iii) your material breach of the terms of this Agreement, or the confidentiality and intellectual property agreement between you and the Company (iv) your commission of any act of dishonesty, misconduct or fraud in any way impacting the Company, its clients, or its affiliates; (v) any misconduct by you which brings the Company into disrepute, including conduct that injures or impairs the Company’s business prospects, reputation or standing in the community; or (vi) your violation of written Company policies, including, without limitation, any violation of the Company’s Code of Conduct and Global Workforce Inclusion Policies; provided, however, that the Company shall allow you a reasonable opportunity (but not in excess of 10 calendar days) to cure, to the reasonable satisfaction of the Company, any act or omission applicable to part (i), (iii), or (vi) above, if curable in the Company’s reasonable determination; provided, further, that it is understood that willful or grossly negligent acts or omissions will not be curable.

b.
Change in Control. “Change in Control” means (i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of the Company representing fifty (50%) percent of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company, or (iv) individuals who, as of this Agreement, constitute the Board of Directors (this body, the “Board,” and these members constituting, the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of this Agreement, whose election, or nomination for election by the Company stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board; provided that, in each cases (i)‑(iv) of this definition, a transaction or series of transactions shall only constitute a Change in Control if it also satisfies the requirements of a change in control under U.S. Treasury Regulation 1.409A‑3(i)(5)(v), 1.409A‑3(i)(5)(vi), or 1.409A‑3(i)(5)(vii) under Section 409A of the Internal Revenue Code of 1954, as amended (the “Code”).

7.
Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code, then, at your discretion, your severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after‑tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding  that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

8.
Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of service as Interim CEO with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of service as Interim CEO to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)‑month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in‑kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in‑kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in‑kind benefit be subject to liquidation or exchange for another benefit.

Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A‑2(b)(2) of the regulations under Section 409A of the Code.

9.
At Will Employment. Your service with the Company as Interim CEO is for no specific period of time. Your service with the Company will be “at will,” meaning that either you or the Company may terminate your service as Interim CEO at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your service as Interim CEO may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

10.
Confidential Information and Other Company Policies. You will be bound by and comply fully with the Company’s standard confidentiality agreement (a form of which was been provided to you), insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement, unless you consent to the same at the time of such amendment.

11.	Company Records and Confidential Information.

a.
Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or you prepare or use or come into contact with, will remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and will be promptly returned upon termination of your service as Interim CEO, subject to your reasonable needs to fulfill your fiduciary duties as a member of the Board of Directors.

b.
Confidentiality. You acknowledge that you have acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing your responsibilities for the Company, and you further acknowledge that such knowledge and information is the sole and exclusive property of the Company. You recognize that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company.

12.
Indemnification. You will continue to be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, and will continue to be subject to indemnification as required by the Company’s Bylaws and the Indemnification Agreement between you and the Company.

13.
Arbitration. You and the Company agree to submit to mandatory binding arbitration, in Santa Clara County, California, before a single neutral arbitrator, any and all claims arising out of or related to this Agreement and your service as Interim CEO with the Company and the termination thereof, except that each party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, you and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through the American Arbitration Association (the “AAA”), provided that, the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon you or any third party. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitration will be conducted in accordance with the AAA employment arbitration rules then in effect. The AAA rules may be found and reviewed at http://www.adr.org. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.

14.
Compensation Recoupment. All amounts payable to you hereunder shall be subject to recoupment pursuant to the Company’s current compensation recoupment policy (as may be adopted during the Interim CEO Service Period), and any additional compensation recoupment policy or amendments to the then‑current policy adopted by the Board as required by law during the term of your service as Interim CEO with the Company that is applicable generally to executive officers of the Company.

15.
Director Compensation. While the compensation you receive for your service as Interim CEO during the Interim CEO Service Period will be offset by your compensation received in your capacity as a member of the Board as set forth in Section 3(a) above, for the avoidance of doubt you will receive compensation under the Board’s compensation policies for non‑employee directors during and following the Interim CEO Service Period; it being understood that you will not be serving on any Board committees requiring director independence during the Interim CEO Service Period (though it is anticipated that you will return to service on such committees following such time).

16.	Miscellaneous.

a.
Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement and shall be the only permitted assignee.

b.
Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing. Notices to the Company will be addressed to the Chairman of the Board at the Company’s corporate headquarters.

c.
Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and an officer of the Company duly authorized by its Board. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.

d.
Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

e.	Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

f.
Entire Agreement. This Agreement represents the entire agreement between the parties concerning the subject matter herein. It may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted.

g.	Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

h.
Survival. The provisions of this Agreement shall survive the termination of your service as Interim CEO for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

[SIGNATURE PAGE TO AGREEMENT FOLLOWS]

Please sign and date this Agreement, and return it to me if you wish to accept service as Interim CEO at the Company under the terms described above.
Best regards,

/s/ Michael Stankey
Chairman of the Compensation Committee of the Board of Directors
Cloudera, Inc.

I, the undersigned, hereby accept and agree to the terms and conditions of my service as Interim CEO with the Company as set forth in this Agreement.

By: /s/ Martin Cole
Martin I. Cole
Date: July 31, 2019

[SIGNATURE PAGE TO INTERIM CEO LETTER AGREEMENT]